Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com Media: Jason Rando The Ruth Group (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical Reports First Quarter 2011 Financial Results

First Quarter and Recent Highlights:

•	Revenue increased 13% year-over-year
•	Operating income of $3.1 million; non-GAAP operating income of $5.9 million up 33% year-over-year
•	Net income of $1.4 million; non-GAAP net income of $3.2 million up 60% year-over-year
•	Centralized businesses under CEO to enhance customer interaction and standardize operations
•	Reiterates 2011 financial guidance

WARSAW, Ind., May 5, 2011 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced first quarter 2011 financial results for the period ended April 2, 2011.

	First Quarter			Vs Prior Quarter
(in millions, except per share data)	2011	2010	Change	1Q'11	4Q'10	Change
Revenue	$95.8	$84.5	13%	$95.8	$96.0	0%
Operating Income	3.1	3.9	-21%	3.1	9.0	-66%
Net Income	1.4	1.6	-13%	1.4	4.3	-67%
EPS	$0.04	$0.05	-20%	$0.04	$0.12	-67%

Non-GAAP*
Operating Income*	5.9	4.4	33%	5.9	9.1	-35%
Net Income*	3.2	2.0	60%	3.2	4.9	-35%
EPS*	$0.09	$0.06	50%	$0.09	$0.14	-36%

Revenue by Product:
Instruments	$39.2	$31.6	24%	$39.2	$42.3	-7%
Implants	27.2	28.2	-4%	27.2	26.2	4%
Cases	23.2	18.8	23%	23.2	21.6	7%
Other	6.2	5.9	5%	6.2	5.9	5%
Total Revenue	$95.8	$84.5	13%	$95.8	$96.0	0%

* Excludes charges for management transition costs in 2011, as well as facility closure and severance costs incurred in 2011 and 2010. See “Non-GAAP Financial Measures” below.

Revenue for the first quarter 2011 was $95.8 million, up 13.4% compared to $84.5 million in the same period last year.  The year-over-year revenue growth was primarily driven by increased customer shipments in the Company’s instruments and cases businesses.

Gross profit for the first quarter 2011 was $19.3 million, up 13.4% compared to $17.0 million in the same period last year.  Gross margin percentage for the first quarter 2011 and first quarter 2010 was 20.2%.  Gross profit in the first quarter 2011 was impacted by additional costs incurred to support customer service, and the Company’s continued investment in quality and regulatory services.  These factors were offset by higher revenue in the first quarter 2011.

Selling, general and administrative expenses in the first quarter 2011 were $15.6 million, compared to $12.6 million in the same period last year. The increase in selling, general and administrative expenses in the first quarter 2011 was primarily due to employee compensation related to management transition, increased research and development expenses, direct sales activities at the SSI distribution unit, as well as an increase in sales commissions related to higher revenue.  Facility closure and severance costs were $0.6 million in the first quarter of 2011, compared to $0.5 million in the same period last year.

Operating income for the first quarter 2011 was $3.1 million, compared to $3.9 million in the same period last year. Operating margin for the first quarter 2011 was 3.3%, compared to 4.6% in the same period last year. Excluding the management transition costs, facility closure expenses and employee severance payments referenced above, operating income for the first quarter 2011 was $5.9 million, compared to $4.4 million in the same period last year.

The first quarter 2010 included a non-cash gain of $0.3 million for the mark to market of the Company’s interest rate derivative.  All existing interest rate derivative instruments were unwound during November 2010 in connection with the Company’s debt refinancing activities and therefore there was no such gain in the first quarter 2011.

Income tax expense for the first quarter 2011 was $0.7 million, compared to income tax expense of $0.8 million in the same period last year.

Net income for the first quarter 2011 was $1.4 million, or $0.04 per diluted share, compared to $1.6 million, or $0.05 per diluted share, in the same period last year. Excluding the management transition costs, facility consolidation expenses and employee severance payments referenced above, net income for the first quarter 2011 was $3.2 million, or $0.09 per diluted share, compared to $0.06 in the same period last year.

The weighted average number of diluted shares outstanding during the first quarter of 2011 was 35,991,317.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “Symmetry has a sound business model and is well positioned for further success in what I strongly believe is a dynamic segment of healthcare.  With the financial flexibility enabled by our recent debt refinancing, we have the resources to grow as the preeminent provider to the orthopedic community, as well as make strategic growth investments in adjacent healthcare segments.  On the operational front, one of my key initiatives has been to drive a relentless focus on excellence in all areas of our business, with particular attention to providing best-in-class quality and customer service. While I have been impressed with the Symmetry Quality System, following my review of our operations, I identified customer service as an area that did not meet my expectations for Symmetry and our reputation as a best-in-class service provider. To that end, we recently announced a reorganization of our management structure that will allow us to enhance the customer experience by increasing responsiveness, streamlining our sales structure and providing a uniform quality system for all our products. During the quarter, we also increased our focus on customer collaboration and supporting our customers’ product launch timelines and product needs. These investments will solidify our leadership position in the market and over the long-term will position Symmetry to benefit by gaining more of our customers’ business. At SSI, our direct to hospital business, we continued to broaden our product portfolio and maintained double digit growth.”

Financial Guidance
The following forward-looking estimates regarding 2011 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2011, the Company is reiterating its financial guidance.  The Company expects revenue to be in the range of $363 million to $383 million. The Company expects full year 2011 GAAP earnings per diluted share to be in the range of $0.50 to $0.58 and full year 2011 non-GAAP earnings per diluted share to be in the range of $0.57 to $0.65.  The non-GAAP earnings per diluted share guidance excludes the impact of management transition expenses which are expected to negatively impact full year 2011 GAAP earnings per diluted share by approximately $0.07.

Conference Call
Symmetry Medical will host a conference call to discuss first quarter 2011 financial results at 8:00 a.m. ET on May 5, 2011. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (800) 638-5495 for domestic callers and (617) 614-3946 for international. The reservation number for both is 48188398. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through August 5, 2011. In addition, a telephonic replay of the call will be available until May 19, 2011. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 10555006.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Non-GAAP Measures
The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude facility closure, severance costs, and management transition costs.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended
	April 2,	April 3,
	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)

Revenue	$95,778	$84,494
Cost of Revenue	76,455	67,458

Gross Profit	19,323	17,036
Selling, general and administrative expenses	15,616	12,604
Facility closure and severance costs	584	520

Operating Income	3,123	3,912
Other (income)/expense:
Interest expense	883	1,563
Derivatives valuation gain	-	(308)
Other	200	181

Income before income taxes	2,040	2,476
Income tax expense	678	845

Net income	$1,362	$1,631

Net income per share:
Basic	$0.04	$0.05

Diluted	$0.04	$0.05

Weighted average common shares and equivalent shares outstanding:
Basic	35,528	35,442
Diluted	35,991	35,729

Symmetry Medical Inc.
Consolidated Balance Sheets
In Thousands
	April 2,	January 1,
	2011	2011

ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$17,633	$15,067
Accounts receivable, net	51,514	50,457
Inventories	74,992	70,373
Refundable income taxes	1,681	1,911
Deferred income taxes	4,970	4,597
Other current assets	4,280	3,281

Total current assets	155,070	145,686
Property and equipment, net	108,416	107,879
Goodwill	154,658	154,218
Intangible assets, net of accumulated amortization	39,052	39,601
Other assets	3,406	2,570

Total Assets	$460,602	$449,954

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$26,495	$23,097
Accrued wages and benefits	9,657	6,808
Other accrued expenses	4,911	3,881
Accrued income taxes	307	233
Revolving line of credit	4,646	3,692
Current portion of capital lease obligations	452	454
Current portion of long-term debt	1,444	1,397

Total current liabilities	47,912	39,562
Accrued income taxes	6,588	6,564
Deferred income taxes	17,463	17,692
Capital lease obligations, less current portion	2,321	2,418
Long-term debt, less current portion	84,000	87,349

Total Liabilities	158,284	153,585

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued April 2, 2011--36,368; January 1, 2011--35,950	4	4
Additional paid-in capital	281,191	279,592
Retained earnings	15,610	14,248
Accumulated other comprehensive income	5,513	2,525

Total Shareholders' Equity	302,318	296,369

Total Liabilities and Shareholders' Equity	$460,602	$449,954

Reconciliation of Non-GAAP Financial Measures
	Three Months Ended
	April 2,	April 3,
	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating Income, as reported	$3,123	$3,912
Special charges of management transition costs	2,169	-
Facility closure and severance costs	584	520

Operating Income excluding special charges of management transition costs and facility closure and severance costs	$5,876	$4,432

Net Income, as reported	$1,362	$1,631
Special charges of management transition costs	1,409	-
Facility closure and severance costs	380	338

Net Income excluding special charges of management transition costs and facility closure and severance costs	$3,151	$1,969

Earning per diluted share	$0.04	$0.05
Impact of special charges of management transition costs and facility closure and severance costs per diluted share	0.05	0.01

Earning per diluted share, excluding special charges of management transition costs and facility closure and severance costs	$0.09	$0.06